Exhibit 3.9

Extract of the Company Register Hamburg regarding
NXP Semiconductors Germany GmbH, listed under HRB 84865
(translation)

as recorded on April 10, 2007.

1.              Number of Entries hitherto

5.

2.     a)     Company Name

NXP Semiconductors Germany GmbH

b)     Commercial Seat, Branches

Hamburg

c)     Business Subject

The development, production and distribution and marketing of semiconductors components.

3.     Nominal Capital

75,600,000.00 EUR

4.     a)     General Representation of the Company

The company is represented through one general manager if he is the sole general manager or if the shareholders have authorized him to represent the company alone. Beyond this, the company is jointly represented through two general managers or jointly through one general manager and one authorized signatory, entitled through procuration.

The entitlement to represent the company alone may be granted. The general managers may be authorized to conclude on their own behalf or as representatives of a third party transactions with the company.

b)            Board of directors, management body, personally liable shareholders, general manager, representatives and specific rights to represent the company

Entitled to represent the company together with another general manager or an authorized  signatory, entitled through procuration:

General Manager: Dr. Hummel, Michael, resident in Weil im Schönbuch, bom April 2, 1959

Entitled to represent the company together with another general manager or an authorized  signatory, entitled through procuration:

General Manager: Dr. Kuckhermann, Volker, resident In Herrenberg, bom March 15, 1955

5.     Authorized Signatories entitled through Procuration

Joint procuration together with a general manager or another authorized signatory, entitled through procuration:

Atorf, Manfred, resident in Allersberg, born January 4, 1952

Dr. Barthel, Thomas, resident in Wentorf, bom July 1, 1965

Behnke, Günter, resident in Langerwehe-Schlich, born November 7, 1952

Clauss, Sonja, resident in Escheburg, born October 13, 1958

Dr. Diehl, Frank, resident in Hamburg, born December 16, 1969

Duverne, Christophe Benoit Quention, resident in Hamburg, born August 20, 1966

Kamenzky, Hans-Erich, resident in Hamburg, born October 1, 1946

Langlois, Pascal, resident in München, born April 16, 1960

Leydag, Bernd, resident in Bargteheide, born January 18, 1945

Dr. Podbielski, Rainer, resident in Jork, born April 21, 1953

Dr. Ridder, Wigand, resident in Hamburg, born December 30, 1947

Rolla, Peter, resident in Hamburg, born September 27, 1960

Sauer, Willem, resident in EX Bennekom/NL, born March 25, 1964

Schachtschneider, Jürgen, resident in Tiefenbach, born April 11, 1953

Schwenk, Rudi, resident in Herrenberg, born March 28, 1945

Siemers, Heinz-Jürgen, resident in Tramm, born December 20, 1945

Weggen, Wolfgang, resident in Hamburg, born July 11, 1957

De Jong, Marc, resident in DE Eindhoven, Niederlande, born February 8, 1961

Zur Verth, Stephan, resident in Buchholz i.d.N., born November 27, 1956

6.     a)     Legal form, Effective Date, Articles of Association or Deed of Partnership

Limited Liability Company

Articles of Association of August 14, 2002

Last modified through shareholder resolution of November 20, 2006

b)   Further Legal Relationships

The company has been, as the absorbing legal entity under the stipulations of the merger treaty of November 27, 2006 as well as the approving shareholder resolutions of the company’s shareholder meeting and the general meeting of the absorbed legal entity effected on the same day, merged with Philips Semiconductors AG having its commercial seat in Dresden (district court Dresden, HRB 18227).

7.     Date of the Last Entry

April 3, 2007